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                           THIRD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       of

                             USINTERNETWORKING, INC.

        It is hereby certified that:

        1.      (a)     The current name of the corporation is
USinternetworking, Inc. (hereinafter called the "Corporation").

                (b) The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on January 14, 1998 under the name USinternetworking, Inc.

        2. This Third Amended and Restated Certificate of Incorporation is being filed in connection with an Order, dated _______ (the "Confirmation Order"), of the United States Bankruptcy Court for the District of Maryland, Baltimore Division, in Case Nos. 02-5-0215 to 0219 (SD), confirming the Debtors' Joint Chapter 11 Plan of Reorganization, dated January 28, 2002, of this Corporation and certain of its subsidiaries (the "Reorganization Plan"). Section
8.02 of the Reorganization Plan contemplates the filing of this Third Amended and Restated Certificate of Incorporation.

        3. In accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, this Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation filed on April 14, 1999 (the "Second Amended and Restated Certificate of Incorporation").

        4. The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

        FIRST: The name of this Corporation is USinternetworking, Inc.

        SECOND: The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

        THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

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        FOURTH: The total number of shares of stock that this Corporation shall have authority to issue is 1,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"). Pursuant to Section 9.03 of the Reorganization Plan, as confirmed by the Confirmation Order, as of the Effective Date (as that term is defined in the Reorganization Plan), any and all Cancelled Securities (as that term is defined in the Reorganization Plan) existing immediately prior to the Effective Date were deemed cancelled and of no further force or effect without any action on the part of the stockholders or board of directors of this Corporation. The holders of such Cancelled Securities have no rights arising from or relating to such Cancelled Securities after the Effective Date.

        FIFTH: Each share of Common Stock shall be entitled to one (1) vote on all issues submitted to stockholders entitled to vote thereon. This Corporation shall not issue any non-voting equity securities to the extent prohibited by
Section 1123 of Title 11 of the United States Code (the "Bankruptcy Code") as in effect on the effective date of the Reorganization Plan; provided, however, that this Article Fifth (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to this Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time in effect.

        SIXTH: This Corporation shall have a perpetual existence.

        SEVENTH: The election of directors need not be by written ballot unless the by-laws of this Corporation shall so require.

        EIGHTH: In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

        NINTH: A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article Ninth shall apply to, or have any effect on, the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        TENTH: This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this

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Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Tenth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

        ELEVENTH: The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this Corporation.

        TWELFTH: Any action required or permitted to be taken by the holders of the Common Stock of this Corporation may be effected at a duly called annual or special meeting of such holders or by consent in writing by such holders.

        THIRTEENTH: To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this Article Thirteenth shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of this Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

        FOURTEENTH: This Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

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        IN WITNESS WHEREOF, this Corporation has caused this Certificate to be duly executed in its corporate name this ___ day of _________ 2002.

                                                   USINTERNETWORKING, INC.


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